Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

O.V. JOHN LOWE – CERTIFIED PUBLIC ACCOUNTANT

APRIL 9, 2009

The Board of Director’s Diversified Holdings International Ltd.:

We consent to the use of our reports dated March 1 and 25, 2009, included herein, in the Diversified Holdings International Ltd. (DHI), prospectus.

O. V. John Lowe – Certified Public Accountant
Seattle, Washington USA
April 9, 2009